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                                                                    Exhibit 99.2

                                                         [Logo of Andersen]

Genome Therapeutics Corp.                                Arthur Andersen LLP
100 Beaver Street
Waltham, MA 02453                                        225 Franklin Street
                                                         Boston, MA 02110-2812

                                                         Tel 617 330 4000
                                                         Fax 617 438 8731

                                                         www.andersen.com
June 18, 2002

To Genome Therapeutics Corp.:

We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

This letter and its contents are intended solely for the internal use of the Company; however, the Company may reveal to third parties that it has received this letter and describe its contents. This letter is not intended to be and should not be used by anyone other than the Company.

Very truly yours,

Arthur Andersen LLP

/s/ Michael G. Donovan
By
Michael G. Donovan